Exhibit 99.1

PETMED EXPRESS, INC.
QUARTER AND YEAR ENDED MARCH 31, 2023
CONFERENCE CALL TRANSCRIPT
MAY 22, 2023 AT 4:30 P.M. ET

C O R P O R A T E P A R T I C I P A N T S

Brian M. Prenoveau, CFAMZ Group

Matt Hulett, Chief Executive Officer and President

Christine Chambers, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Corey Grady, Jefferies

Anthony Lebiedzinski, Sidoti and Company

P R E S E N T A T I O N

Operator

Good afternoon, everyone, and thank you for joining the PetMed Express Third Quarter Earnings Conference Call. My name is Doug, the Operator for today's call.

I would now like to pass the conference over to our host, Mr. Brian Prenoveau, Investor Relations. Sir, the floor is now yours.

Brian M. Prenoveau

Thank you, Operator, and I’d like to welcome everybody to the PetMed Express Fiscal Fourth Quarter Earnings Call.

I would also like to remind everyone that the first portion of this conference call will be listen‑only until the question-and-answer session, which will be later in the call.

Also, certain information that will be included during this call may include forward‑looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended, that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used, based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results could differ materially from those projected. There can be no assurance that any forward‑looking results will occur or be realized, and nothing contained in this presentation is or should be relied upon as a representation or warranty as to any future matter, including any matter in respect to the operations or business or financial condition of PetMeds. PetMeds undertakes no obligation to update publicly these forward‑looking statements based on subsequent events, except as may be required by applicable law, regulation, or other competent legal authority. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

Also, during the course of today’s call, the Company will be discussing one or more non‑GAAP financial measures. Reconciliations of these non‑GAAP financial measures to the most directly comparable GAAP measures are included in the press release we issued this afternoon.

Now let me introduce our CEO and President, Matt Hulett. Matt?

Matt Hulett

Thank you, Brian. Thank you for making the time today to participate in our earnings call. We will be walking through the following components in today’s Earnings Call: one, reflections on the last 12 months; two, an update on our strategic road map, including our recent acquisition of PetCareRx; and three, a detailed review of our quarterly financial results.

For anyone new to the PetMed Express Company and story, PetMeds is a company that delivers prescription and nonprescription medications, food, supplements, and supplies, and provides access to vet services and pet insurance, direct to the consumer. Our expert online pharmacy is an established and trusted brand, as evidenced by the fact that we have served over 11 million pet parents over our Company’s 26-year operating history. We have a loyal customer base of pet parents that value our brand, service, and quality. Our goal is to be the market leader in pet wellness and health care, or, as we like to say, be the Trusted Pet Health Experts. Because we believe every pet deserves to live a long happy healthy life.

As we mentioned on previous earnings calls, PetMed is in a rebuilding mode. We have reconstituted the Company with an updated strategy, a new and experienced Management team, and a revised overall approach to the market. We’ve accomplished a great deal over the course of the past year, and most recently completed the acquisition of PetCareRx. This acquisition represents the first in the Company’s history, and we believe it will be transformative. The acquisition immediately provides notable benefits, including an increase to our top line, but more importantly it brings a significant opportunity to expand the PetMeds product catalog. We now have the distribution capabilities in place to provide enhanced products and offerings to existing and new customers and to further grow our sales.

During fiscal 2023, we expanded our capabilities in telemedicine with a strategic investment in Vetster in April 2022, and in pet insurance with our investment in Pumpkin Insurance earlier this year. We believe we now have the foundation of a complete pet wellness brand that covers your pet from nose to tail.

As with most transformations, it has required some investment to drive change, and has resulted in some challenges that we had to overcome, but these have only made us stronger. I will provide an overview of our annual results, and then our CFO Christine Chambers will go into greater depth later in the presentation on our quarterly financial performance.

Fiscal year 2023 sales were $257 million compared to sales of $273 million in the prior year, equating to a decrease of 6%. This compared to a 12% decline in fiscal 2022 compared to fiscal 2021. The rate of sales decline decreased as we began to realize a stabilization of the business over the course of the year.

Now that the acquisition of PetCareRx has closed, heading into fiscal year 2024 we anticipate further stabilization of our core business and profitable growth from the acquisition. The integration of the new catalog, which we expect to be implemented over the next several quarters, will help fuel growth into the coming years.

I want to bring up a few fourth quarter highlights before discussing more big picture items.

As has been our focus this year, we were pleased to see continued growth in new customers. Our new customer count for the quarter was approximately 72,000, representing a 12% increase year-over-year. This is the second quarter in a row where we have seen net new customer growth, breaking the downward trend since Q1 of 2021. Our customer acquisition efficacy metrics are aligned with our expectations as well. Our LTV to CAC for the quarter was 1.9. We saw continued improvements in the recurring revenue side of our business as well.

Our Autoship & Save program continues to expand, as 44% of our revenue was derived from our Autoship subscription program during the fourth quarter, an increase from 31% at this time last year.

While we saw many positive trends in the business this past year, we still have work to do. Returning sales declined 6% year-over-year, driven by declines in over the counter medication, and partially offset by year‑over‑year growth in food and other consumables. The OTC product category experienced aggressive competitor price discounting across online and offline retailers. We will address this in more detail later on the call.

Turning to Slide 5.

As I mentioned, the vision of our Company is to provide total wellness from nose to tail. The acquisition of PetCareRx provides significant additional capabilities with pet medication and nutrition. PetCareRx will add thousands of additional products to the existing PetMeds catalog, providing more expansive choices to our pet parents.

One big reason we believe we can execute and leverage this product expansion is due to our expertise in distribution and shipping. We can do so with minimal additional capital requirements. In other words, we believe we can maintain, if not improve, the same level of order efficiency and customer satisfaction utilizing our existing infrastructure while realizing a significant expansion in product offering.

We believe telemedicine and insurance are important components of total wellness, and long‑term opportunities that track, albeit somewhat behind, human adoption of these same services. Given the overall size of the market opportunity, we believe currently these services are vastly underutilized and have the potential for amazing growth over the long term. While we don't anticipate Vetster or our partnership with Pumpkin to deliver significant revenue in the next 12 months, we do believe these are foundational investments as we look out over the next three to five years.

We've mentioned the upside of PetCareRx, but I want to spend some time talking about the people and processes behind the integration. Employees from both sides have been rapidly coming together as a team. I'm happy to report that we are integrating teams extremely well, and we've confirmed that there is a lot of operating synergy across both businesses.

PetCareRx and PetMeds will continue to operate as separate brands. However, we are integrating our operations so that we are well coordinated on critical areas related to demand generation, distribution and shipping and supplier negotiations.

As we have discussed, the rationale for this acquisition was to expand the PetMeds addressable market while providing immediate upside. Instead of providing just a sliver of our customers' needs via the pet medication space, PetMeds will be delivering on what we call a full nose‑to‑tail solution for our customers that includes medication, specialty diet and food products, vet services, and new wellness services. Additionally, we are excited about having distribution and fulfillment capacity along the Eastern Seaboard of the United States, as we will now be able to access the efficient distribution capacity for larger‑format products.

Finally, the acquisition provides the opportunity to gain more wallet share from pet consumers, resulting in high lifetime value. PetMeds has historically only serviced a small portion of our customers' overall needs for their pet. Medication is purchased on a less frequent basis than pet food. With the acquisition of PetCareRx, PetMeds will be offering and selling more products on a more regular basis to customers.

As we just discussed, the basket of new assets and capabilities through our acquisitions and partnerships provide more opportunities for PetMeds to grow and expand. PetMeds is now able to service and address a broader addressable market across the pet wellness space. With our investments in vet care, broader product selection and insurance, there has never been a greater opportunity for us to expand our relationship with our existing customers and attract new customers. Over time, we expect our revenues to be more diversified as we address a broader range of our pet parents' needs.

Today, PetMeds participates in the medication market, which is approximately a $13 billion market out of a $123 billion pet market in the United States. With the acquisition of PetCareRx, we are now operating in a much larger addressable market. PetCareRx not only carries an extensive list of medications, they also made the investment to expand their addressable market by curating over 10,000 of the best non‑medication health and wellness products in the market, including food, supplements, and other similar products. They also bring incremental distribution center capability outside of core medication distribution, and important incremental non‑medication supplier relationships.

Let's turn to Slide 8.

In fiscal 2023, we accomplished many of the initial steps that are important to our transformation. We demonstrated the ability to grow new customers, increased our recurring subscription revenue, expanded our product catalog, and launched unique and differentiated services. We are now turning the page to our next chapter: revenue growth. We will be spending the next year on execution, while we also see tremendous market tailwinds in the consumable pet health and wellness pet category. We are confident in this statement, given the continuing stabilization of the core PetMeds business, as well as a great start to the integration of the PetCareRx team.

I'd like to put a finer point on this. We are expeditiously and successfully integrating our new acquisition team and brand, PetCareRx. Almost half of PetCareRx's revenue is derived from non‑medication products. We will be rapidly adding these relationships and products from the PetCareRx portfolio to PetMeds over the next several quarters, and are confident that we will see similar expansion of buying behavior with our PetMeds customers over time.

In fact, we see prescription food and premium food as a real need for the PetMeds traditional pet parent. We are pleased to announce that Purina will be our first premium and prescription food partner that we will launch at PetMeds next quarter. As you might know, prescription food is typically prescribed by a veterinarian, which is a similar process to the core prescription business that PetMeds pioneered and perfected over 20 years ago. We understand how to work with vets to deliver an efficient and high‑quality customer experience.

We will be launching aspects of the PetCareRx catalog over the next several quarters. In addition, we are leaning into PetMeds' large size and scale in the direct‑to‑consumer pharmaceutical space. We have migrated the management of all of the meaningful pharmaceutical supplier agreements from PetCareRx over to PetMeds, which provides additional benefits to the existing PetCareRx business in the form of improved marketing cooperative funds from manufacturers, which also will help make the PetCareRx business accretive more quickly.

I'll now turn the call over to Christine to review our financial results and expectations in more detail.

Christine Chambers

Thanks, Matt.

I'm going to discuss this most recent quarter and provide an update on the tax liability we mentioned last quarter.

First, let me turn to our financial results for the quarter ending March 31, 2023, our fourth fiscal quarter. My remarks will compare this year's quarterly results to the same quarter last year.

Fourth quarter sales were $62.4 million, compared to the sales of $66 million in the same period last year, a decrease of 5%. As Matt mentioned, we continued our trend related to net new customer growth year-over-year. We welcomed approximately 72,000 new pet parents this quarter, compared to 65,000 in the prior year, representing growth in excess of 12% year-over-year. However, repeat sales of $56 million for the quarter decreased 6% compared to the same period last year.

We continue to see contraction in the over‑the‑counter medication market, in line with the macro trends seen across the industry that Matt discussed earlier. To put a finer point on this, our largest percentage decrease was from the flea and tick over‑the‑counter medication category. This last quarter experienced a large amount of price discounting in online and offline retailers. OTC medication has become an increasingly smaller percentage of PetMeds overall sales.

We have seen continued growth of our AutoShip & Save sales as a percentage of total sales, driving greater engagement and recurring revenue. This will help strengthen our repeat sales base. As Matt mentioned, AutoShip & Save sales as a percentage of total sales was 44% in the quarter, up from 42% last quarter and from 31% in the same period last year.

Gross profit for the quarter as a percentage of sales was 27.9% as compared to 29.4% for the same quarter last year and 25.9% for the prior quarter.

Last quarter, we leaned into deeper seasonal promotions that were focused on lapsed customers. Compared to last year, we also saw an increase in per order freight expenses.

G&A increased $10.7 million year-over-year. This included a onetime tax accrual for $6.9 million in the quarter. When normalized for the tax liability and non‑operating costs related to the PetCareRx acquisition advisory fees, G&A increased $2.7 million year-over-year. This is due to an increase of $1.3 million related to payroll expenses, $0.6 million related to third‑party resources, and some increases in software expenses related to ongoing improvements in our operating tools and processes.

That said, as we look forward, we do not expect G&A excluding non‑operating items to continue to increase at the same rate. We believe the team is largely being put in place and the G&A will be fairly flat on a go‑forward basis. As we integrate and layer on the PetCareRx teams, we expect to drive cost synergies through PetCareRx that will get the standalone business accretive by the end of the year.

We take our responsibilities to our shareholders seriously and we are committed to operating with the highest standards of transparency and integrity.

As I mentioned last quarter, we received and accrued for a sales tax assessment in the second quarter of fiscal year 2023. Based on the assessment received, the Company initiated a process to evaluate the potential for further sales tax contingencies. We have conducted a thorough analysis with tax experts. Based on this analysis, we have accrued an additional $6.9 million this quarter related to prior year sales tax liabilities.

Net loss for the fourth quarter was $5.1 million or $0.25 per diluted share, compared to net income of $6.1 million or $0.30 per diluted share for the same quarter last year. This quarter includes the $6.9 million tax accrual I mentioned earlier, equal to approximately $0.25 per diluted share.

Adjusted EBITDA for the quarter was $3.6 million, compared to $9.5 million for the same quarter last year. The decrease in adjusted EBITDA reflects lower gross margin of $2 million, higher G&A spend of $2.7 million, and lower marketing co‑op dollars.

Turning to Slide 11. We continue to maintain a strong balance sheet and cash position. We ended the fiscal year with $104 million of cash on the balance sheet and no debt. Subsequent to quarter end, we paid $36 million cash for the acquisition of PetCareRx.

As always, Management remains committed to increasing total shareholder returns. In support of that commitment, we are declaring a $0.30 cash dividend payable in June this year. We continue to evaluate our dividend policy as we assess the growth opportunities in front of us.

We expect to be able to build recurring revenue while also growing our new customer base in our core business. This year, we will be focusing efforts to set up the expanded product catalog to drive organic growth and to generate organic synergies that will make PetCareRx accretive before the end of the year. In the longer term, we will generate further value creation from adding differentiated services, such as with our Vetster and Pumpkin partnerships, with a more immediate upside to our PetMeds business through expanding our wallet share by selling food and a broader assortment of consumables.

In the immediate term, our mantra is to digest and execute. Our Management team has made a lot of investments in and foundational changes to the business. As a result of these investments, the Company today has a much stronger foundation for future success. After having now completed the PetCareRx acquisition and the investments in Vetster and Pumpkin, we want to make sure that those businesses are well integrated, nurtured, and driving meaningful improvements in financial results for the Company.

I will now turn the call back over to Matt for some concluding remarks prior to Q&A.

Matt Hulett

Thanks, Christine.

This next fiscal year for PetMeds will be important for the Company. We expect to show growth in new customers, as well as a stabilized recurring sales base, but most importantly, healthy top line revenue growth, while keeping our fixed costs stable. We expect to get leverage in our P&L as we add revenue scale. Investors shouldn't expect to hear a lot about new inorganic activity, because the Company has been so active of late. Management will be focused on operational execution that includes integrating our recent partnerships and investments. We believe that we have assembled the components to deliver long‑term growth and profitability.

For this upcoming quarter, PetMeds is feeling more comfortable around our growth strategy and visibility into our future performance. We like the strategy that we are pursuing as a premium specialty retailer brand. We strongly believe that there is room to navigate and thrive in a large addressable pet market with a set of strong differentiated solutions for pet parents. As we have said in previous calls, we aim to be pet parents' trusted pet health expert.

We have been sharing our growth strategy with you for a little over a year, and we have substantially filled in the pieces to build an enduring, profitable, and growing pet health company. To be crystal clear on those measures, year‑over‑year customer growth, continued recurring revenue, expect to see continued progress on our AutoShip & Save program.

In addition, we are excited about our new wholesale membership product called PetPlus, which we now operate as part of the PetCareRx acquisition. More diversification beyond medication. PetMeds now has a more diversified catalog of premium food, vet services and insurance. We believe there are great opportunities to expand wallet share, LTV, and overall customer engagement and satisfaction.

We have checked those boxes, and now we're adding a new one, that being meeting and exceeding market growth rates for the entire PetMeds business. Management is feeling good about our momentum going into this current quarter and beyond. We are making great progress integrating our new team at PetCareRx as well as the other investments that we have made over the last several quarters. We are confident that investors will see improved revenues, with recovering leverage in the income statement, in the coming quarters.

Lastly, we have a strong balance sheet that provides us with the financial flexibility to take advantage of a large and growing market.

This ends our prepared remarks. Operator, we are now ready to take questions.

Operator

Thank you.

(Operator Instructions)

Our first question comes from the line of Corey Grady with Jefferies. Please proceed with your question.

Corey Grady

Hi, thanks for taking my question. I wanted to follow up on your comments about flea and tick season. You reported Q4 up 6% sequentially on a easier comp off last year. That's quite a bit below your typical seasonality. Maybe you can add more color on what impacted the quarter. How much of that was due to the OTC contraction, and were there any other factors that contributed to the softness? Thanks.

Matt Hulett

Hey Corey, thanks for the question. Yes, as I indicate on the call, majority of that decline was the over‑the‑counter flea and tick medication as a percentage of the decline. As we noted, that was largely due to offline and online price discounting that was quite excessive this season. Conversely, the Rx side of the business, which continues to be the highest concentration of where we focus, sees less discounting and less price pressure, and obviously has higher gross margins.

For us, we decided not to contribute and really compete in lower price discounting in OTC flea and tick. That explains some of that decline year-over-year, Corey.

Corey Grady

All right, that's helpful, thank you.

Then I want to just ask about the dividend. With earnings this quarter and closing PetCareRx, can you talk about your priorities for cash and how you're thinking about your capital return strategy here?

Christine Chambers

Hey Corey, it's Christine. Thanks for the question.

We always review the dividend on a quarterly basis, and we're really feeling strongly about our ability to grow the business from some of the declines that we've seen. I think, over the long term, Management wants to show those signs of the repeatable growth. Over time we feel that stock appreciation, the growing Company will generate free cash flow that'll deliver higher returns to investors. I think we'll continue to evaluate it, but we definitely take a broader approach to it.

Corey Grady

Thank you.

Matt Hulett

Thanks, Corey.

Operator

(Operator Instructions)

Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed with your question.

Anthony Lebiedzinski

Good morning and thank you for taking the questions. Just to follow up on Q4 sales. Was there any noticeable impact, do you think, from the weather? Obviously that does influence the timing of when people purchase flea and tick medication, so just want to get your thoughts on that.

Matt Hulett

Anthony, this is Matt, obviously. Thanks for the question.

No, less so on weather, and more so on the over‑the‑counter flea and tick medication trends in terms of price discounting had a more pronounced impact to the sales side of the business. However, we are feeling better, Management feels a lot better around the stabilization of PetMeds in this quarter, as well as PetCareRx integration, so we're feeling good about the stabilization of PetMeds. Like I said, more and more of the business has been more Rx‑focused, so we haven't seen those trends per se reflected in the core prescription refill Rx business for PetMeds.

Anthony Lebiedzinski

Got you, okay, thanks for that.

Then, going back to the third quarter, your gross margin was hit somewhat because you reactivated some dormant customers with some promotions. As that happened, so now that we're ready actually, now more than halfway done with the first quarter here, so, in terms of those reactivated customers, have you seen anything as far as those customers going back and purchasing products from PetMeds?

Matt Hulett

Great question.

First off, it was great to see that trend continue. We had two quarters of sequential net new customer growth, which is a trend we broke that hadn't been really a trend that we'd seen for a couple of years in terms of net new customer growth year-over-year.

Secondarily, as you know, PetMeds traditionally has been a low‑engagement platform, primarily focused on Rx prescription refill, and so it's going to be a little bit of time until we get other more highly consumable products like food, prescription food, premium food on board to see those trends. But early indicators are that the customers that we reactivated was a good strategy.

Lastly I'd say the ability for us to be marketing‑efficient has made us a little bit more confident that we don't have to discount as aggressively to get these customers back onto the platform.

Those three things combined make us feel pretty good about where we're spending our media dollars and how we're effectively bringing back lapsed customers.

Anthony Lebiedzinski

Got you, okay, thanks, and then, as far as PetCareRx, talked about operational synergies; so now that you've already acquired the company for a few weeks since the beginning of April, in terms of those operational synergies, can you expand on that? Then, compared to your original announcement from back in January, are you seeing an opportunity for greater operational synergies that you would have expected at first? Or how should we think about that?

Matt Hulett

That's a great question. It's three things in there that I'd like to say.

One is, the team at PetCareRx is phenomenal. We've had a really great time and an easier time integrating that team and getting them all coordinated across the board. In terms of activating a team, which I would call the most important aspect to an acquisition, it exceeded our expectations.

In terms of revenue and cost integrations, I'd say on the revenue side in terms of getting more size and scale benefits for things like cooperative advertising and things like that related to our overall increase in scale due to PetMeds plus PetCareRx, I think we're doing a really good job there. That was maybe happening a little bit more quickly than we anticipated.

On the cost side, we're doing a really good job of looking at ways in which we can streamline operations.

Overall, I think we're really pleased with how it's going thus far, in that we have managed two teams with two different brands, maybe a little bit better than expectations in terms of integration.

It's really great to see that team in New York really really embrace the PetMeds culture, and we in turn at PetMeds have really embraced PetCareRx. We’re really really optimistic about this.

Anthony Lebiedzinski

Got it. Thank you, and best of luck. I’ll pass it on to the next caller.

Matt Hulett

Thanks, Anthony.

Operator

There are no further questions in the queue, I'd like to hand the call back to Mr. Hulett for closing remarks.

Matt Hulett

Thanks, Operator.

Thank you for joining our call today. I am confident that the future we envision for PetMeds, along with the foundation that we've been laying, will meet the market opportunity in unique and innovative ways, and will lead to increased operating results and shareholder value. PetMeds' brand, expertise and reputation are unparalleled. We have greatly accelerated our operating roadmap, and we look forward to sharing our progress as we go to market with products and services that positively change the lives of our pet parents and pets. Thank you for your continued support.

Operator

Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time, and have a wonderful day.